Exhibit 10.1

Sanchez Production Partners LLC
2009 Omnibus Incentive Compensation Plan

Award Agreement Relating to
Notional Units with DERs - Executives

Grantee: [●]

Grant Date:  December 18, 2014

Grant of Notional Units.

Grant.  Sanchez Production Partners LLC, a Delaware limited liability company (f/k/a Constellation Energy Partners LLC) (including its successors and assigns, the “Company”), hereby grants to you [●] Notional Units (each, a “Notional Unit”) under the Constellation Energy Partners LLC 2009 Omnibus Incentive Compensation Plan (the “Plan”) on the terms and conditions set forth herein and in the Plan, which is incorporated herein by reference as a part of this agreement (collectively, the “Award Agreement”).  The Plan is proposed to be amended and restated and renamed the Sanchez Production Partners LP Long-Term Incentive Plan (the “Amended Plan”) effective as of such time that (collectively, the “Conversion Conditions”) (i) the Amended Plan is approved by the unitholders of the Company and (ii) the conversion of the Company from a limited liability company into a limited partnership (the “Company Conversion”) becomes effective.

General.  Except where explicitly noted herein, in the event of any conflict between the terms of this Award Agreement and the Plan, the Plan shall control.  Capitalized terms used in this Award Agreement but not defined herein shall have the meanings ascribed to such terms in the Plan, unless the context requires otherwise.

Conversion to Restricted Units.

Conversion Upon Satisfaction of Conversion Conditions.  Subject to Article 3, upon satisfaction of both Conversion Conditions, each outstanding Notional Unit and related DER shall be automatically converted into one restricted common unit (“Restricted Unit”) and a tandem DER.  All Notional Units and related DERs granted hereby shall immediately become null, void and without further effect upon such conversion; provided,  however, that any amounts credited to any bookkeeping account with respect to such DERs shall remain outstanding.

Subject to Section 3.1, the Company shall promptly cause the issuance of such Restricted Units upon satisfaction of both Conversion Conditions.

Vesting of Restricted Units.  Except as otherwise provided in Article 3, each tranche of Restricted Units identified below (a “Tranche”) shall fully vest in Grantee and the restrictions set forth in this in this Award Agreement shall lapse according to the following schedule of vesting dates:

Tranche	Percent Vesting	Vesting Date
First	33.3%	December 15, 2015
Second	33.3%	December 15, 2016
Third	33.4%	December 15, 2017

Forfeiture; Acceleration.

Forfeiture.  Subject to Section 3.2, all Notional Units that have not then converted pursuant to Section 2.1, all unvested Restricted Units and all DERs (and all amounts credited to any bookkeeping account with respect to such DERs) shall become forfeited, null and void on the date on which Grantee is no longer employed by any Employer.

Acceleration.  Notwithstanding Section 3.1, in the event of (i) Grantee’s  Disability prior to termination of his employment, (ii) Grantee’s death prior to termination of his employment or (iii) an Involuntary Termination, then all outstanding Notional Units that have not then converted pursuant to Section 2.1, all outstanding unvested Restricted Units and all  outstanding DERs shall become immediately fully vested and earned.  Upon the date that such Disability, death or Involuntary Termination occurs, (y) if the Conversion Conditions have occurred, all outstanding Restricted Units shall fully vest and the outstanding DERs shall become earned and payable in accordance with Section 4.3 and (z) if the Conversion Conditions have not occurred, all outstanding Notional Units and related DERs shall be settled in cash in the manner set forth in Section 5.2.

Committee Discretion.  The Committee may, in its discretion, waive in whole or in part any forfeiture pursuant to this Article 3.

Distribution Equivalent Rights.

Grant.  Each Notional Unit and Restricted Unit shall be accompanied by a tandem DER.

Accumulation.  Until the earliest of (i) the Notional Units being settled pursuant to Section 3.2 or Section 5.1, (ii) a Tranche of Restricted Units vesting pursuant to Section 2.2, or (iii) the vesting of the Restricted Units accelerating pursuant to Section 3.2, the Company shall, upon payment of a cash distribution in respect of Units, credit to a bookkeeping account, with respect to DERs, an amount equal to the number of Notional Units or Restricted Units, as applicable, outstanding multiplied by the per-Unit distribution amount so paid; provided,  however, that no amounts credited to any bookkeeping account with respect to a DER related to a converted Notional Unit shall result in any duplication of benefits with respect to a DER related to a Restricted Unit.

Earning and Settlement.  The DERs accumulated with respect to Notional Units or to Restricted Units shall be vested and earned as of the earlier of (i) as applicable, (a) the related Tranche of Restricted Units vesting in accordance with Section 2.2 or (b) the applicable vesting date of Notional Units in accordance with Section 5.1, or (ii) the accelerated vesting of the Notional Units or Restricted Units in accordance with Section 3.2.  Except as provided in Section 5.2 and subject to the tax withholding requirements of Article 6, upon vesting of (a) the related Tranche of Restricted Units vesting in accordance with Section 2.2 or (b) the applicable vesting date of Notional Units in accordance with Section 5.1, or the accelerated vesting of the Notional Units or Restricted Units in accordance with Section 3.2, any DERs related thereto shall be settled in cash within five (5) business days of such vesting date.

Cash Settlement of Notional Units and Related DERs Prior to Conversion.

Vesting of Notional Units.  Notwithstanding anything to the contrary in this Award Agreement or the Plan,

if, as of December 15, 2015, either (i) the Amended Plan is not approved by the unitholders of the Company or (ii) both Conversion Conditions have not been satisfied (the occurrence of either (i) or (ii) as of December 15, 2015, an “Approval Failure”), Grantee (A) shall have no right pursuant to this Award Agreement or otherwise to receive 33.3% of the Notional Units and related DERs in respect of the Notional Units and (B) shall be entitled to settlement of such Notional Units and related DERs only pursuant to Section 5.2; and

if, as of December 15, 2016, an Approval Failure continues to exist, Grantee (A) shall have no right pursuant to this Award Agreement or otherwise to receive 33.3% of the Notional Units and related DERs in respect of the Notional Units and (B) shall be entitled to settlement of such Notional Units and related DERs only pursuant to Section 5.2; and

if, as of December 15, 2017, an Approval Failure continues to exist, Grantee (A) shall have no right pursuant to this Award Agreement or otherwise to receive 33.4% of the Notional Units and related DERs in respect of the Notional Units and (B) shall be entitled to settlement of such Notional Units and related DERs only pursuant to Section 5.2.

No Approval Failure shall affect the validity of this Award Agreement and shall have no effect on this Award Agreement other than as explicitly provided for in this Section 5.1(a).

Manner of Settlement.  Subject to the tax withholding requirements of Article 6, the Notional Units and any DERs that have accumulated pursuant to Section 4.2 shall be paid to Grantee (i) if earned pursuant to Section 3.2, in full within five (5) business days after the later of (y) December 15, 2015 and (z) the date of Grantee’s death, Disability or Involuntary Termination  and (ii) if otherwise earned pursuant to Section 5.1, within five (5) business days after the applicable December 15th specified therein; provided,  however, that, notwithstanding the foregoing, if an event specified in Section 3.2 occurs on or before December 31, 2014, all of the Notional Units and related DERs in respect of the Notional Units shall be settled on March 15, 2015.  The aggregate amount so paid shall be equal to (A) the number of Notional Units to be so settled multiplied by the Fair Market Value on the date of Grantee’s death, Disability or Involuntary Termination (if earned pursuant to Section 3.2), or December 15, 2015, December 15, 2016 or December 15, 2017, as applicable, plus (B) an amount as determined pursuant to Section 4.2 that has accumulated with respect to the DERs related to such Notional Units.

Withholding of Tax.

General.  The Company or any Affiliate thereof is authorized to withhold from any payment due or transfer made pursuant to this Award Agreement or from any compensation or other amount owing to Grantee the amount (in cash, Units, other securities, Units that would otherwise be issued pursuant to this Award Agreement or other property) of any applicable taxes payable at the minimum statutory rate in respect of this Award Agreement, the vesting or any payment or transfer under the Award Agreement and to take such other action as may be necessary in the opinion of the Company to satisfy its withholding obligations for the payment of such taxes, and in this regard, such withholding obligation may be satisfied by Grantee timely remitting (in cash, check or wire transfer) to the Company or the Internal Revenue Service, at the Company’s election, the amount of any such applicable taxes (as determined by the Company).

Net Units.  Unless Grantee satisfies the tax withholding obligation set forth above by timely remitting such amounts to the Company or the Internal Revenue Service (at the Company’s election) by cash, check or wire transfer, all Units to be issued pursuant to this Award Agreement shall be net of tax withholding, such that the tax withholding obligation of Grantee in respect of this Award Agreement and such Units is satisfied through the retention by the Company of a number of Units equal to Grantee’s aggregate tax withholding obligation divided by the per-Unit Fair Market Value for the date immediately prior to the date of such issuance of Units.

Section 83(b) Election.  Grantee agrees that, if he makes an election under Section 83(b) of the Code with regard to the transfer of the Restricted Units, Grantee will so notify the Company in writing within two (2) days after make such election.  None of the Company or its Affiliates shall file such an election for or on behalf of Grantee.

Ownership Rights.  Subject to the vesting restrictions provided in Section 2.2 and the risk of forfeiture pursuant to Article 3, Grantee shall have full ownership rights in respect of the Restricted Units, including the right to vote along with the other common unitholders; provided,  however, that other than in respect of Article 4, the Restricted Units shall not have the right, prior to vesting pursuant to Section 2.2 or Section 3.2, to receive distributions when paid by the Company on the Units.

Limitations on Transfer.  All rights under this Award Agreement shall belong to Grantee alone and may not be transferred, assigned, pledged or hypothecated by Grantee in any way (whether by operation of law or otherwise), other than by will or the laws of descent and distribution and shall not be subject to execution, attachment or similar process.  Upon any attempt by Grantee to transfer, assign, pledge, hypothecate or otherwise dispose of such rights contrary to the provisions in this Award Agreement or the Plan, or upon the levy of any attachment or similar process upon such rights, such rights shall immediately become null and void.

Binding Effect.  This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and upon any person lawfully claiming under Grantee.

Rights of Grantee.  Any benefits payable under this Award Agreement shall be provided from the general assets of the Company.  Grantee’s rights arising under this Award Agreement shall not rise above those of a general creditor of the Company.

Entire Agreement and Amendment.

This Award Agreement (including Annex A attached hereto) constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all of the covenants, promises, representations, warranties and agreements between the parties with respect to the Notional Units granted hereby.  Without limiting the scope of the preceding sentence, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby made null and void and of no further force and effect.

To the extent of any inconsistency between the terms of this Award Agreement and any employment agreement between an Employer and Grantee, whether heretofore entered into (including Grantee’s Amended and Restated Employment Agreement, dated as of April 5, 2012, with CEP Services Company, Inc., a wholly-owned subsidiary of the Company) or hereafter entered into, the terms of this Award Agreement shall govern and control.

Notices.  Any notices given in connection with this Award Agreement shall, if issued to Grantee, be delivered to Grantee’s current address on file with the Company, or if issued to the Company, be delivered to the Company’s principal offices.

Execution of Receipts and Releases.  Payment of cash or issuance or transfer of Units or other property to Grantee, or to Grantee’s legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder.  The Company may require Grantee or Grantee’s legal representatives, heirs, legatees or distributees, as a condition precedent to such payment or issuance, to execute a release and receipt therefor in such form as it shall reasonably determine.

Reorganization of the Company.  The existence of this Award Agreement shall not affect in any way the right or power of the Company and its Affiliates or their respective  unitholders, stockholders or other equity holders to make or authorize (a) any or all adjustments, recapitalizations, reorganizations or other changes in the respective capital structures or businesses of any of the Company and its Affiliates; (b) any merger or consolidation of any of the Company and its Affiliates; (c) the conversion of the Company from a limited liability company to a limited partnership; (d) any issue of bonds, debentures, preferred or prior preference units or securities ahead of or affecting the Notional Units, Restricted Units or DERs or the rights thereof; (e) the dissolution or liquidation of any of the Company and its Affiliates, or any sale or transfer of all or any part of their assets or business; or (f) or any other company act or proceeding, whether of a similar character or otherwise.

Recapitalization Events.  In the event that the Committee determines that any distribution (whether in the form of cash, common units, other securities or other property), recapitalization, split, reverse split, reorganization, conversion, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of common units or other securities of the Company, issuance of warrants or other rights to purchase common units or other securities of the Company, or other similar transaction or event affects the common units such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Award Agreement, then the Committee shall, in such manner as it may deem equitable, adjust the number and type of common units (or other securities or property) subject to the Award Agreement hereunder or, if deemed appropriate by the Committee, make provision for a cash payment to Grantee; provided,  however, that the number of common units subject to the Award Agreement shall always be a whole number.

Certain Restrictions.  By executing this Award Agreement, Grantee acknowledges that he has received a copy of the Plan and agrees that Grantee will enter into such written representations, warranties and agreements and execute such documents as the Company may reasonably request in order to comply with the securities laws or any other applicable laws, rules or regulations or with this document or the terms of the Plan.

No Guarantee of Tax Consequences.  None of the Board, the Committee or the Company (a) makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to any person participating or eligible to participate hereunder or to any person claiming through or on behalf of any such person or (b) assumes any liability or responsibility whatsoever for the tax consequences to Grantee or any person claiming through or on behalf of such individual.  This Award Agreement is intended to either comply with or be exempt from the Section 409A of the Code, and ambiguous provisions hereof, if any, shall be construed and interpreted in a manner consistent with such intent.

Amendment and Termination.  No amendment or termination of this Award Agreement that adversely affects the rights of the Grantee shall be made by the Company at any time without the prior written consent of Grantee.

Governing Law.  This Award Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws principles thereof.

No Guarantee of Employment.  This Award Agreement does not guarantee Grantee any term of employment with any Employer.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Award Agreement to be effective as of  December ___, 2014.

Sanchez Production Partners LLC	Grantee

By:	By:
Name:	Name:
Title:	Title:

Annex A

Definitions

As used in this Award Agreement, the following capitalized terms have the meanings set forth below:

“Board” means the board of managers, board of directors or managing member, as applicable, of the Employer.

“Cause” means Grantee:

has engaged in gross negligence, gross incompetence or willful misconduct in the performance of his duties;

has failed to substantially perform the duties and services reasonably required by the Employer; provided, that such failure continues for at least 30 days after Grantee’s receipt of written notice of such failure from the Employer;

has willfully engaged in conduct that is materially injurious to the Employer or its subsidiaries (monetarily or otherwise);

has committed an act of fraud, embezzlement or willful breach of a fiduciary duty to the Employer (including the unauthorized disclosure of confidential or proprietary material information of the Employer); or

has been convicted of, pled guilty to, or pleaded no contest to, a crime involving fraud, dishonesty or moral turpitude.

“Disability” means (i) the inability of Grantee to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or (ii) the receipt of income replacements by Grantee, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, for a period of not less than three (3) months under the applicable Employer’s accident and health plan.

“Employer” means any of the Company, CEP Services Company, Inc., Sanchez Production Partners LP, Sanchez Production Partners GP LLC and any subsidiary or Affiliate of any of the foregoing.

“Event of Good Reason” means the occurrence of any one or more of the following:

a material reduction in the nature or scope of Grantee’s authority or duties from those previously applicable to him as of the date of this Award Agreement; provided,  however, that, if Grantee holds more than one office, the removal from any offices other than the most senior shall not constitute an Event of Good Reason;

a material reduction in Grantee’s base compensation in effect as of the date of this Award Agreement, except with Grantee’s prior written consent;

a change in the location of Grantee’s principal place of employment by the Employer by more than 60 miles from the location where he was principally employed as of the date of this Award Agreement; provided,  however, that such change in the location of Grantee’s principal place of employment shall not constitute an Event of Good Reason if Grantee consents to such decision to relocate prior to such change in location; or

any action or inaction by the Employer that constitutes a material breach of this Award Agreement.

Grantee cannot terminate his employment for an Event of Good Reason unless he has provided written notice to the applicable Employer of the existence of the circumstances providing grounds for termination for an Event of Good Reason within 30 days of the initial existence of such grounds and the Employer has had at least 30 days from the date on which such notice is provided to cure such circumstances (such period during which the Employer may cure, the “Cure Period”) and does not cure such grounds.  If Grantee does not terminate his employment for an Event of Good Reason within 30 days after the end of the Cure Period, then Grantee will be deemed to have waived his right to terminate for an Event of Good Reason with respect to such grounds.

“Involuntary Termination” means any termination of Grantee’s employment with the Employer that results from:

(i)a termination of Grantee’s employment by the Employer without Cause at a time when Grantee is otherwise willing and able to continue providing services; or

(ii)a resignation by Grantee as a result of an Event of Good Reason.

The term “Involuntary Termination” shall not include a termination for Cause or any termination as a result of Grantee’s death or Disability.  An “Involuntary Termination” is intended to constitute an “involuntary separation from service” pursuant to Treasury Regulation 1.409A-1(n).